Ex. 99.1

Contacts: Investors	Stephen Forsyth	203-573-2213
Media	John Gustavsen	203-573-3224

CHEMTURA FILES PLAN OF REORGANIZATION
AND DISCLOSURE STATEMENT

Plan Supported by Creditors’ Committee and Ad Hoc Committee of Bondholders

Company Remains on Track to Emerge in the Coming Months

PHILADELPHIA – June 17, 2010 – Chemtura Corporation, debtor-in-possession (Pink Sheets: CEMJQ), today announced that it and 26 of its U.S. affiliates (together, the “Company”) have filed a Joint Plan of Reorganization (the “Plan”) and Disclosure Statement with the United States Bankruptcy Court for the Southern District of New York (the “Court”).  The Plan is supported by the Company’s official committee of unsecured creditors and the ad hoc committee of the Company’s bondholders.   The Company expects that, in the near term, the Court will schedule a hearing to consider approval of the Disclosure Statement.  Accordingly, the Company remains on track to emerge from Chapter 11 protection in the coming months.  The Company will continue to work with its official committee of equity security holders to address any concerns they may have about the Plan.

Chemtura provides under the Plan (subject to the conditions and qualifications set forth in the Plan and the Disclosure Statement) the potential to satisfy all creditors’ claims in full, as well as offering value to equity holders.

“The filing of our Plan is a significant milestone in the Chapter 11 process, demonstrating Chemtura’s progress toward emerging as a stronger, leaner global enterprise,” said Craig A. Rogerson, Chemtura’s Chairman, President and Chief Executive Officer.  “We are pleased to submit the proposed Plan with the full support of both the unsecured creditors’ committee and the ad hoc committee of bondholders.  The Plan is a testament to the outstanding progress we have made in restructuring our finances and operations.”

Mr. Rogerson added, “We appreciate the support of our major stakeholders and we look forward to continuing to work closely with them in order to successfully execute on our business plan to drive growth and long-term value creation.  I thank our customers, suppliers, business partners and employees for their ongoing commitment to our company and for helping us build a stronger Chemtura.”

The Disclosure Statement includes a historical profile of the Company, a description of proposed distributions to creditors and equity holders, and details of the “new” Chemtura, as well as many of the technical matters required for the solicitation process, such as descriptions of who will be eligible to vote on the Plan and the voting process itself.

Chemtura’s Plan and Disclosure Statement are available free of charge at www.kccllc.net/chemtura.  The Disclosure Statement is subject to approval by the Court, and the Plan is subject to confirmation by the Court.  This press release is not intended as a solicitation for a vote on the Plan within the meaning of section 1125 of the Bankruptcy Code.

Chemtura Corporation, with 2009 sales of $2.5 billion, is a global manufacturer and marketer of specialty chemicals, crop protection and pool, spa and home care products.  Additional information concerning Chemtura is available at www.chemtura.com.

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Forward-Looking Statement

This document includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended and Section 21(e) of the Exchange Act of 1934, as amended. These forward-looking statements are identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

The ability to complete a restructuring of our balance sheet;

The ability to have the Bankruptcy Court approve motions required to sustain operations during the Chapter 11 cases;

The uncertainties of the Chapter 11 restructuring process including the potential adverse impact on our operations, management, employees and the response of our customers;

Our estimates of the cost to settle proofs of claim presented in the Chapter 11 cases;

The ability to develop, confirm and consummate a Chapter 11 plan of reorganization;

The ability to be compliant with our debt covenants or obtain necessary waivers and amendments;

The ability to reduce our indebtedness levels;

General economic conditions;

Significant international operations and interests;

The ability to obtain increases in selling prices to offset increases in raw material and energy costs;

The ability to retain sales volumes in the event of increasing selling prices;

The ability to absorb fixed cost overhead in the event of lower volumes;

Pension and other post-retirement benefit plan assumptions;

The ability to improve profitability in our Industrial Engineered Products segment as the general economy recovers from the recession;

The ability to implement the El Dorado, Arkansas restructuring program;

The ability to obtain growth from demand for petroleum additive, lubricant and agricultural product applications;

The ability to restore profitability in our AgroSolutions Engineered Products segment as demand conditions recover in the agrochemical market. Additionally, the AgroSolutions Engineered Products segment is dependent on disease and pest conditions, as well as local, regional, regulatory and economic conditions;

The ability to sell methyl bromide due to regulatory restrictions;

Changes in weather conditions which could adversely affect the seasonal selling cycles in both our Consumer Performance Products and AgroSolutions Engineered Products segments;

Changes in the availability and/or quality of our energy and raw materials;

The ability to collect our outstanding receivables;

Changes in interest rates and foreign currency exchange rates;

Changes in technology, market demand and customer requirements;

The enactment of more stringent U.S. and international environmental laws and regulations;

The ability to realize expected cost savings under our restructuring plans, Six Sigma and Lean manufacturing initiatives;

The ability to recover our deferred tax assets;

The ability to support the goodwill and long-lived assets related to our businesses; and

Other risks and uncertainties detailed in Item 1A. Risk Factors in our filings with the Securities and Exchange Commission.

These statements are based on the Company's estimates and assumptions and on currently available information. The forward-looking statements include information concerning the Company's possible or assumed future results of operations, and the Company's actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this press release was issued. The Company undertakes no duty to update any forward-looking statements to conform the statements to actual results or changes in the Company's operations.